Exhibit 10.33

                              ENGAGEMENT AGREEMENT

AGREEMENT made as of the 23rd day of June, 2004 between Hemispherx Biopharma, Inc., a Delaware Corporation having an office at One Penn Center, 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103 (hereinafter referred to as the "CORPORATION"), and Robert E. Peterson, an individual residing at 3232 West 72nd Street, Tulsa, Oklahoma 74132 (hereinafter referred to as "PETERSON").

IN CONSIDERATION of the premises and mutual covenants and conditions herein contained, the CORPORATION and PETERSON hereby agree as follows:

1. ENGAGEMENT The CORPORATION agrees to engage PETERSON, and PETERSON agrees to serve the CORPORATION as a Chief Financial Officer for the CORPORATION upon the terms and conditions hereafter set forth. The duties of PETERSON shall be consistent with his position as an executive, and shall be those duties customarily performed by an executive of his experience. The CORPORATION originally engaged PETERSON in this capacity on April 15, 1993. This Agreement basically incorporates and revises those terms outlined in the prior Engagement Agreements.

2. TERM This Agreement becomes effective on July 1, 2004 and shall expire on June 30, 2006 subject to provisions of Article 7 herein provided.

3. COMPENSATION AND OTHER BENEFITS

      (a) For his services to the CORPORATION during the TERM, the CORPORATION shall pay PETERSON a fee ("Fee") at the annual base rate of One Hundred Ninety Eight Thousand ($198,000) Dollars. This annual base rate will be increased each year to reflect the increase in the cost of inflation index for the preceding year.

      (b) Upon the CORPORATION receiving FDA approval for commercial application of "Ampligen" (the CORPORATION'S primary product being developed), the CORPORATION will pay PETERSON an additional bonus compensation in the sum of One Hundred Thousand Dollars ($1000.000.00).

      (c) The CORPORATION shall issue to PETERSON Options to purchase fifty thousand (50,000) shares of Common Stock of Hemispherx Biopharma, Inc. with an exercise price equal to the closing price of Hemispherx Biopharma's Common Stock as traded on the American Stock Exchange on June 23, 2004 and expiring ten (10) years from date of issue.

      (d) The CORPORATION shall grant Peterson a bonus in each year that the Chief Executive Officer is granted a bonus. Each bonus granted shall be a percentage of Peterson's annual base compensation, with the percentage being equal to that percentage of the Chief Executive Officer's annual base compensation granted to the Chief Executive Officer as a bonus.


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      (e) During the term of this Agreement, the CORPORATION shall grant additional stock options to PETERSON at the same time and on the same terms and conditions as those granted to other employees and/or executives.

      (f) As an independent contractor, PETERSON will not participate in the CORPORATION'S Group Medical program or 401K pension program.

4. SERVICES PETERSON agrees to serve the CORPORATION faithfully and to the best of his ability, and shall devote eighty-five percent (85%) of his business time, attention and energies to the business of the CORPORATION during the regular business hours and at any other time during the week as reasonably requested by the CORPORATION and/or required by the demands of his position. All services required to be rendered by PETERSON may be rendered for the benefit of any of the CORPORATION'S affiliates or subsidiaries, but no liability shall attach to such affiliate or subsidiary for the payment of any compensation hereunder.

5. EXPENSES During the period of his employment, PETERSON will be reimbursed for his reasonable and necessary expenses incurred by him pursuant to his engagement hereunder, such expenses to include necessary travel and related costs incurred in commuting to and from Tulsa, Oklahoma as well as lodging expenses while in Philadelphia, Pennsylvania upon submission of appropriate receipts or vouchers therefore.. All personal expenses of whatsoever kind or nature with respect to commuting and staying in Philadelphia are to be defrayed and borne by PETERSON.

6. EMPLOYER'S AUTHORITY PETERSON agrees to observe and comply with the rules and regulations of the CORPORATION as adopted by the CORPORATION'S Board of Directors, either orally or in writing, respecting performance of his duties, and to carry out and to perform orders, directions and policies stated by the CORPORATION to him from time to time, either orally or in writing.

PETERSON will not make any commitments or purchases on behalf of the CORPORATION, nor obligate the CORPORATION in any manner whatsoever, except at those purchasing/approval levels delegated to the Chief Financial Officer by Corporate policies approved by the Board of Directors.

7. TERMINATION This Agreement and PETERSON'S engagement hereunder shall be terminated upon the happening of any of the following events:

      (a) Whenever the CORPORATION and PETERSON shall mutually agree to termination in writing;

      (b)   Upon the death of PETERSON;

      (c) Peterson may, with written notice, terminate this Agreement at any time after there has been a change in a majority of the membership of the Board of Directors of the Corporation.


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      (d)   If PETERSON incurs a disability through physical or mental incapacity which renders him incapable of performing the customary duties of his employment for a period to exceed one (1) year. (Refer to Section 8.)

      (e) PETERSON gives ninety (90 days) written notice to the Corporation of his intention to terminate this Agreement.

      (f) PETERSON shall be terminable by the CORPORATION only for Cause. As used in this Agreement, "Cause" shall be defined as follows:

            (i) any breach by PETERSON of Sections of this Agreement relating to confidential information, inventions, non-competition, non-solicitation of clients, and non-solicitation of employees, respectively;

            (ii) a failure or refusal by PETERSON to perform his duties set forth in this Agreement or as reasonably assigned to him in the future by the CEO or his designee;

            (iii) any misappropriation of funds or other property of the CORPORATION;

            (iv) insubordination or dishonesty;

            (v) conviction of PETERSON of a felony;

            (vi) any intentional and willful conduct by PETERSON in his capacity as a Chief Financial Officer of the CORPORATION which is injurious to the CORPORATION; or

            (vii) the continued inability of PETERSON to perform his duties by reason of alcoholism or drug abuse.

Upon PETERSON'S resignation, death or termination of this Agreement for any of the foregoing events or causes, PETERSON shall be entitled to receive any compensation accrued but unpaid as of the date of termination, plus an additional twelve (12) months compensation as severance pay to be paid on the date of termination.

8. DISABILITY

      (a) During a period of disability, the disabled PETERSON shall continue to receive full compensation from the CORPORATION each month for the term of such disability but not to exceed six (6) months; after the expiration of said six (6) months period, PETERSON shall receive compensation at the rate of fifty percent (50%) of his full compensation each Month for the remaining term of such disability but not to exceed an additional six (6) months; after the expiration of said one (1) year period, PETERSON shall not be entitled to any


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      additional compensation until the resumption of the normal duties of his employment; provided, however, that if PETERSON is disabled as defined herein, and thereafter resumes full time employment hereunder, and thereafter becomes disabled again, any such resumed period of disability shall, for the purpose of determining the percentage of full compensation and duration of payment thereof to which PETERSON is then entitled, be deemed a continuation of the prior period of disability unless a period of at least six (6) continuous months of active full time employment elapsed since the conclusion of the prior period of disability. Any amounts paid hereunder to the disabled PETERSON shall be reduced by any disability income insurance proceeds under any policies owned by or paid for by the CORPORATION.

      (b) Anything herein contained to the contrary notwithstanding, PETERSON shall be conclusively deemed to be disabled within the meaning of this Agreement during any period in which he received disability insurance proceeds from an insurance carrier, the policies of which were owned or paid for by the CORPORATION.

9. TRADE SECRETS AND NON-DISCLOSURE PETERSON hereby acknowledges that certain trade secrets of the CORPORATION are valuable, special and unique assets of the CORPORATION'S business. Such trade secrets include but are not limited to its customer lists and the sources of its materials and products. PETERSON hereby covenants that he will not, during or after the term of his employment, disclose any of the foregoing secrets or any part thereof to any firm, person or corporation or any entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by PETERSON of the provisions of this Paragraph, the arbitration provisions of this Agreement to the contrary notwithstanding, the CORPORATION shall be entitled to proceed in any court for an injunction restraining PETERSON from disclosing, in whole or in part, any of the aforesaid trade secrets, or from rendering such service to any person, firm, corporation, association or any entity to whom such trade secrets, in whole or in part, have been disclosed, or are threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the CORPORATION from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from PETERSON and/or from proceeding pursuant to the arbitration provisions of this Agreement.

10. NOTICES Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his residence in the case of PETERSON, or to the principal office of the CORPORATION in the case of the CORPORATION.

11. ENTIRE AGREEMENT This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.


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12. ARBITRATION Any claim or controversy among or between the parties hereto arising out of or pertaining to any matter contained in this Agreement, or any difference as to the interpretation or performance of any of the provisions of this Agreement shall be settled by arbitration in Philadelphia, PA, before three
(3) arbitrators of the American Arbitration Association under its then prevailing rules. The arbitrators sitting in any such controversy shall not have the authority or power to modify or alter any express condition or provision of this Agreement, or any modification thereof, or to render any award which, by its terms, has the effect of altering or modifying any express condition or provision of this Agreement or modification thereof. No award may be made which imposes liability contrary to the provisions hereof, or which is in excess of specified measure of damages limiting claims against the parties hereto, and any award in violation thereof shall be deemed a departure from the terms of the submission, and shall be wholly void and unenforceable. It shall be a condition precedent to the institution of said arbitration proceedings that the proceedings be commenced within one (1) year from (i) the date the claim or controversy arises; or (ii) the date of termination of your services or employment, whichever is first to occur, and the failure to institute arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims. The award of the arbitrators shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction.

The parties consent to the jurisdiction of the State of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania for all purposes in connection with arbitration, including the entry of judgment on any award. The parties consent that any process or Notice of Motion or other application to either of said courts, and any paper in connection with the arbitration may be served by certified mail, return receipt requested, or by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal provided a reasonable time for appearance is allowed.

13. BINDING EFFECT This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the CORPORATION, and the heirs, representatives and beneficiaries of PETERSON.


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14.   PRIOR AGREEMENTS All prior engagement agreements between the parties hereto are hereby revoked. However, the CORPORATION and PETERSON acknowledge and recognize that PETERSON was initially engaged on a part-time basis by the CORPORATION in 1989. This engagement was expanded in 1993 when PETERSON agreed to devote more time to the CORPORATION as Chief Financial Officer.

15. This Agreement was approved by the Corporation's Board of Directors on June 23, 2004.

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.


                                     HEMISPHERX BIOPHARMA, INC.


                                     By________________________________
                                       WILLIAM A. CARTER
                                       Chairman of the Board and Chief
                                       Executive Officer


                                     By________________________________
                                       ROBERT E. PETERSON
                                       An Individual


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